UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 8, 2021

PROG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Georgia	1-39628	85-2484385
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

256 W. Data Drive Draper, Utah	84020-2315
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (385) 351-1369

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, Par Value $0.50 Per Share	PRG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure

PROG Holdings, Inc., a Georgia corporation (the “Company”), is furnishing prospective investors with certain non-GAAP financial information that has not been previously publicly reported, which information will be included in the offering memorandum and a related investor presentation, for the proposed offering described under Item 8.01 to this Current Report on Form 8-K. The disclosure is set forth under the heading “Non-GAAP Financial Information” in Exhibit 99.1 attached hereto and is incorporated by reference into this Item 7.01.

The information in this Item 7.01, including the disclosure set forth under the heading “Non-GAAP Financial Information” in Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such materials be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or in the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events

Notes Offering

On November 8, 2021, the Company announced the commencement of a proposed offering (the “Offering”) of $600 million aggregate principal amount of senior unsecured notes due 2029 (the “Notes”) to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A of the Securities Act and to certain persons outside the United States under Regulation S of the Securities Act. A copy of the press release announcing the Offering is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company intends to use a portion of the net proceeds from the offering of the Notes to fund the purchase price, and related fees and expenses, of its previously announced tender offer to purchase for cash up to $425 million in value of the Company’s common stock, par value $0.50 per share (the “shares”), at a single per share price of not less than $44.00 per share and not more than $50.00 per share, less any applicable withholding taxes and without interest. The Company intends to use any remaining proceeds for future additional share repurchases or, to the extent the Company determines not to repurchase additional shares, for general corporate purposes.

The tender offer is being made pursuant to the Offer to Purchase, dated November 4, 2021, the related letter of transmittal and other related materials filed as part of the Schedule TO related to the tender offer filed with the Securities and Exchange Commission, and neither this Current Report on Form 8-K nor the exhibits hereto are an offer to purchase or a solicitation of an offer to sell any shares of common stock in the tender offer.

The Notes and the guarantees thereof will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K and the exhibits hereto do not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor will there be any sale of Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Revolving Facility Amendment

On November 8, 2021, the Company entered into an amendment (the “Revolving Facility Amendment”) to the credit agreement governing its existing revolving credit facility (the “Credit Agreement”), which provides for amendments to the Credit Agreement to permit certain expected terms of the Offering.

The foregoing description of the Revolving Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Facility Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Updated Risk Factor Information

In connection with the Offering, the Company is also furnishing prospective investors with certain updated risk factor information that has not been previously publicly reported, which information will be included in the offering memorandum for the Offering. The disclosure is set forth under the heading “Updated Risk Factor Information” in Exhibit 99.1 attached hereto and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Excerpts of Offering Memorandum and Investor Presentation.

99.2	Press Release, dated November 8, 2021.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROG HOLDINGS, INC.

	By:	/s/ Brian Garner
Brian Garner
Chief Financial Officer

Date: November 8, 2021